Exhibit 6

AGREEMENT

AGREEMENT, dated December 21, 2009, among Allister George Morrison (“Seller”) and Thomas Chan-Soo Kang (“Purchaser”).

RECITALS:

A. Seller desires to sell 613,750 warrants (the “Warrants”) to purchase ordinary shares in North Asia Investment Corporation (“NAIC”) to Purchaser; and

B. Purchaser desires to purchase the Warrants from Seller on the terms and conditions set forth in this Agreement; and

C. The Warrants are subject to certain restrictions on transferability as set forth in that certain Subscription Agreement, dated May 16, 2008 (“Subscription Agreement”), by and among NAIC, Purchaser, Seller and Graubard Miller (“GM”).

IT IS AGREED:

1. Purchase and Sale of Warrants. Subject to the terms and conditions herein, Seller hereby agrees to sell the Warrants to Purchaser and Purchaser hereby agrees to purchase the Warrants from Seller for an aggregate purchase price of $613,750 (“Purchase Price”). Simultaneously with the execution of this Agreement:

(a) Seller shall deliver to Continental Stock Transfer & Trust Company, warrant agent and registrar for NAIC’s warrants (“Continental”), a certificate representing the Warrants, registered in Seller’s name, together with an instrument of transfer executed in blank with original signature from Seller, medallion guaranteed or accompanied by an appropriate waiver form addressed to Continental, so that the Warrants may be transferred to the name of Purchaser.

(b) Purchaser shall pay the Purchase Price to Seller by delivery of a promissory note (“Note”) in the form attached hereto as Exhibit A. To secure Purchaser’s obligation to repay the Note, Purchaser hereby grants to Seller a security interest in and to the Warrants and the proceeds thereof.

2. Representations of Seller. Seller represents and warrants to Purchaser as follows:

(a) This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Seller is the record and beneficial owner of, and has good and marketable title to, the Warrants, free and clear of all liens, security interests, charges, claims, restrictions and other encumbrances, subject to the Subscription Agreement and securities laws restrictions. Seller has not granted to any person or entity any options or other rights to buy, or proxies or other rights to vote, the Warrants. No other person or entity has any interest in the Warrants of any nature.

(c) Seller has reviewed the documents of NAIC filed with the Securities and Exchange Commission (“NAIC Filings”) and Seller understands the content of the NAIC Filings and the risks described about an investment in NAIC.

(d) Seller is aware of the potential business combinations that NAIC is currently negotiating that have not yet been disclosed in NAIC’S public filings referred to in Section 2(c) above. Seller understands that the entry into, and consummation of, a definitive agreement for any such business combination and the public announcement in relation thereto could result in the market value of the Warrants increasing.

3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

(a) This Agreement and the Note constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Purchaser has reviewed the NAIC Filings and Purchaser understands the content of the NAIC Filings and the risks described about an investment in NAIC, including the fact that if NAIC fails to consummate a business combination within certain required time periods, NAIC must liquidate and the Warrants will be worthless.

(c) Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (“Securities Act”).

(d) Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in NAIC and has sufficient information about NAIC to evaluate the merits and risks of an investment in NAIC.

(e) Purchaser understands that the Warrants are not registered under the Securities Act or in any state and that the Warrants may not be able to be sold unless they are subsequently registered or an exemption from such registration is available.

(f) The Warrants are to be acquired for Purchaser’s own account and are not intended to be sold or otherwise disposed of in violation of the securities laws of the United States.

4. Transfer Restrictions. Purchaser hereby agrees to be bound by the terms and conditions of the Subscription Agreement and any other agreement affecting the transferability of the Warrants (and the underlying ordinary shares) to which the Seller is now bound.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to principles of conflicts of law.

6. Counterparts. This Agreement may be signed in counterparts which, taken together, shall constitute one Agreement.

7. Further Assurances. The parties hereto agree to promptly take such steps as may be necessary to effectuate the purposes and intent of this Agreement, including executing and delivering all further instruments and documents that Seller may request in order to perfect and protect the security interest granted hereby, or to enable Seller to exercise and enforce its rights and remedies with respect to the Warrants following an event of default under the Note. In addition, following an event of default under the Note without subsequent cure in accordance with the terms of the Note, Purchaser agrees to deliver to Seller the Warrant, together with an instrument of transfer executed in blank with original signature from Purchaser, medallion guaranteed, so that the Warrants may be transferred back to the name of Seller.

8. Preparation of Agreement. This Agreement has been prepared by GM solely in its role as counsel to NAIC. GM is not acting as legal counsel nor providing any legal representation or consultative services to either Seller or Purchaser. Accordingly, both Seller and Purchaser have been advised to seek the advice of other counsel in connection with the negotiation and preparation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLER:	PURCHASER:

/s/ Allister George Morrison	/s/ Thomas Chan-Soo Kang
Allister George Morrison	Thomas Chan-Soo Kang
Address:	Address:

Exhibit A

SECURED PROMISSORY NOTE

$613,750	December 21, 2009

FOR VALUE RECEIVED, THOMAS CHAN-SOO KANG, an individual with an address at                              (“Maker”) unconditionally promises to pay to the order of ALLISTER GEORGE MORRISON, an individual with an address at                              (“Holder”), the principal amount of Six Hundred Thirteen Thousand Seven Hundred Fifty Dollars and No Cents ($613,750.00). Payment of such principal shall be paid at any time on demand by the Holder. Payment shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts.

This Note may be prepaid, from time to time, in any amount, without premium or penalty, at the option of the Maker, without prior notice to the Holder.

As security for this Note, the Maker hereby grants the Holder a security interest in 613,750 Warrants of North Asia Investment Corporation, now owned or hereafter acquired, and the proceeds thereof, as set forth in that certain Agreement between the Holder and Maker signed simultaneously with this Note. Reference herein to the Agreement shall in no way impair the absolute and unconditional obligation of the Maker to pay the principal as provided herein.

The entire unpaid balance of this Note shall immediately become due and payable at the election of the Holder without notice or demand if one or more of the following events occur:

(a) Default by the Maker, in the observance or performance of any covenant or agreement contained in (i) this Note, or (ii) the Agreement, and such default shall remain unremedied for a period of ten (10) days after notice has been given to the Maker to cure such default;

(b) The filing of a petition by or against the Maker for relief under any provisions of any statute or law relating to bankruptcy, or the appointment of a receiver or trustee for all or any part of the property of the Maker, provided that if instituted against the Maker, the same are not dismissed or vacated within thirty (30) days, or any adjudication that the Maker is insolvent or bankrupt, or the making of any assignments by the Maker for the benefit of creditors.

Maker agrees that Holder shall be entitled to collect from Maker all of Holder’s reasonable attorneys’ fees and expenses relating to such action or proceeding.

Maker hereby waives presentment, demand for payment, notice of dishonor, notice of protest and protest and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. This Note shall be governed by and construed and enforced in accordance with the internal law of the State of New York, without giving effect to principles of conflicts of law.

Notice or demand under this Note shall be deemed to have been sufficiently given if hand-delivered or sent by nationally recognized overnight courier for next-day, early-morning delivery, to Maker at its address indicated above and the date of such notice or demand shall be the date of hand-delivery or the date following the delivery to the courier.

MAKER

/s/ Thomas Chan-Soo Kang
Thomas Chan-Soo Kang

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